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                                   Exhibit 5



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

          We have acted as counsel for FutureLink Corp., a Delaware corporation (the "Company"), in connection with the proposed offer by the Company of up to 4,500,000 additional shares of the Company's Common Stock (the "Shares") pursuant to the FutureLink Corp. Stock Option Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion.

          Based upon the foregoing, it is our opinion that the Shares, when issued to participants in accordance with the Plan, including without limitation the payment of the required consideration upon exercise of options granted under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to Registration Statement on Form S-8 filed by the Company to effect registration of the Shares issued pursuant to the Plan under the Securities Act of 1933.


                                        Very truly yours,

                                    Paul, Hastings, Janofsky & Walker LLP